UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 3, 2015

South Dakota Soybean Processors, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

(605) 627-9240
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 3, 2015, the Board of Managers of South Dakota Soybean Processors, LLC (the "Company") approved and declared a cash distribution to its members totaling approximately $15.0 million. The distribution is expected to be paid and issued to members on February 5, 2015.

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 3, 2015, the Company and Thomas Kersting, Chief Executive Officer, elected to terminate Mr. Kersting’s deferred compensation plan entered into on February 13, 2001. Under the plan, Mr. Kersting earned the right to receive a deferred cash payment, or phantom equity, based on the value of the Company’s class A capital units in a given year. The phantom equity, which had fully vested, was valued annually based on the fair market value of the Company’s class A capital units.  In terminating the plan, Mr. Kersting will no longer be entitled to receive a deferred cash payment at retirement, termination of employment, or other defined event based on a change in value of the Company’s class A units from prior years. In exchange for terminating the plan, the Company agreed to pay Mr. Kersting $60,000, which represents the net present value of the vested phantom equity as of December 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: February 5, 2015	/s/ Thomas Kersting
Thomas Kersting, Chief Executive Officer